Exhibit 4.5

[English Translation]

SHARE HANDLING REGULATIONS

Established May 30, 1967

Amended May 30, 1975

Amended December 3, 1979

Amended October 1, 1982

Amended March 24, 1992

Amended August 1, 1994

Amended October 1, 1994

Amended April 1, 2000

Amended January 15, 2002

Amended August 1, 2002

Amended April 1, 2003

SANKYO COMPANY, LIMITED

[English Translation]

SHARE HANDLING REGULATIONS

CHAPTER 1 GENERAL PROVISIONS

Article 1 (Purposes)

The handling procedures relating to the shares of the Company and fees therefor shall be governed by these Regulations pursuant to Article 7 of the Articles of Incorporation. Provided, however, that the handling procedures with respect to the beneficial owners shall be governed by the securities depositary center (the “Center”) as well as these Regulations.

Article 2 (Place of Business and Forwarding Offices)

The handling of shares under these Regulations shall be taken of by UFJ Trust Bank Limited (address: 1-4-3, Marunouchi, Chiyoda-ku, Tokyo), the transfer agent of the Company, and its principal business office, place of business and forwarding offices are as follows:

Principal Business Office

1-4-3, Marunouchi, Chiyoda-ku, Tokyo

Stock Transfer Agency Department, UFJ Trust Bank Limited

Place of Business

7-10-11, Higashisuna, Koto-ku, Tokyo

Stock Transfer Agency Department, UFJ Trust Bank Limited

Forwarding Offices

Domestic branch offices of UFJ Trust Bank Limited

Head office and domestic branch offices of Nomura Securities Co., Ltd.

Article 3 (Number of Shares constituting One Unit and Denominations of Share Certificates)

1.	The number of shares constituting one unit of the Company shall be one hundred (100) shares.

2.	The Company shall issue 8 types of share certificates in denominations of 1, 5, 10, 50, 100, 500, 1,000 and 10,000 shares; provided, however, that the Company may also issue share certificates denominating less than 100 shares, if necessary.

3.	Shareholders may not request the issuance of the share certificates described in the preceding paragraph with notation of shares less than one unit (the “Shares Less than One Unit”) except in cases where the issue of such share certificate is approved by laws or ordinances.

Article 4 (Procedure of Request and Filing)

1.	Any, request, filing, notice or application made in connection with these Regulations shall be in the form prescribed by the Company and shall be affixed with the sender’s seal together and include the address and name of the person who is in charge of such procedure.

2.	If the Company deems it necessary, it may request a shareholder to submit a certificate or a guarantee when any request, filing, notice or application is made under the preceding paragraph.

[English Translation]

Article 5 (Agent)

If the request or filing under these Regulations is to be made or given by an agent, a document evidencing the agent’s authority to so act shall be submitted.

Article 6 (Amendment of these Regulations)

No amendment to these Regulations shall become effective other than by a resolution of the Board of Directors.

CHAPTER 2    REGISTRATION OF TRANSFER OF SHARES

Article 7 (Registration of Transfer)

1.	In case of an application for the registration of a transfer of shares, the application shall be submitted together with the relevant share certificates.

2.	To request the registration of a transfer of shares for shares acquired by means other than by assignment, the application and the relevant share certificates shall be submitted together with a document evidencing the cause of such acquisition; provided, however, that share certificates shall not be required to be submitted if they have not yet been issued.

Article	8 (Registration of Transfer in cases specifically provided for in Laws or Ordinances)

If a specific procedure for the transfer of shares is required by law or ordinance, the application and the relevant share certificates shall be submitted together with a document evidencing the completion of such procedure.

Article 9 (Entry in the Register of the Beneficial Owners)

The entry or record in the beneficial owner register shall be made in accordance with the notifications from the Center concerning the beneficial owner and the beneficial owner’s cards.

Article 10 (Beneficial Shareholder’s Cards)

A beneficial owner shall submit their beneficial owner’s cards through a participant.

Article 11 (Matching and Identification of the Same Shareholders)

If, through a name and address cross-check, any shareholder registered or recorded in the shareholder register is identified as being a beneficial owner as well, the number of shares of that shareholder and beneficial owner shall be combined with respect to the exercise of that shareholder’s rights.

CHAPTER 3    REGISTRATION OF PLEDGES AND NOTATIONS OF TRUST PROPERTY

Article 12 (Registration of Pledge and Cancellation Thereof)

Registration of a pledge or a change or cancellation thereof shall be requested by submiting the request form with joint signatures of the pledgee and pledgor together with the relevant share certificates; provided, however, that the registration of pledge shall not be newly requested for the Shares Less than One Unit.

[English Translation]

Article 13 (Notation of Trust Property and Cancellation Thereof)

Notation of trust property or a change or cancellation thereof shall be requested by submiting the request form with the signature of a trustor or trustee together with the relevant share certificates; provided, however, that the notation of trust property shall not be requested for Shares Less than One Unit.

CHAPTER 4    NON-POSSESSION OF SHARE CERTIFICATES

Article 14 (Notice of Non-possession of Share Certificates)

A shareholder who does not desire to possess the share certificates shall submit the written notice of non-possession of share certificates together with the relevant share certificates; provided, however, that it shall not be required to submit share certificates if the share certificates have not been issued.

Article	15 (Request for Delivery of Share Certificates in respect of Non-possession of Share Certificates)

1.	If a shareholder who has given notice of non-possession of share certificates in accordance with the preceding paragraph desires to have the share certificates issued or returned to him or her, such shareholder shall submit an application to that effect.

2.	In case of the preceding paragraph, the Company may request for submission of the Notice for the Acceptance of Application for Non-possession of the Share Certificates which the Company have previously delivered or any written certification substituting thereof and a receipt of the share certificates; provided, however, that if the Company had handled a notice of non-possession of share certificates as non-issued share certificates, no request shall be made for delivery of the share certificates representing Shares Less than One Unit.

CHAPTER 5    NOTIFICATIONS

Article 16 (Address, Name and Seal)

1.	Shareholders, beneficial owners, registered pledgees or their legal representatives shall file notification of their addresses, names and seals; provided, however, that foreigners may substitute signatures for seals.

2.	In case of changes in the matters to be notified under the preceding paragraph, the relevant shareholders, beneficial owners, registered pledgees or their legal representatives shall file notification to that effect.

Article	17 (Provisional Address or Proxy of Shareholders, etc. Residing Abroad)

Shareholders, beneficial owners, registered pledgees or their legal representatives residing in foreign countries shall determine their provisional addresses or appoint their proxies in Japan and file notification of their addresses or proxies. This procedure shall apply in case of any change occurring in the matters notified.

Article 18 (Change of Surname, Given Name, Trade Name, etc.)

The notification of changes in surname, given name, trade name or other matters shall be submitted together with the relevant share certificates, a certified extract from the family or corporate register evidencing the changes, and other similar documents.

[English Translation]

Article 19 (Appointment, Change or Discharge of Legal Representatives such as a Person having Parental Power or Guardian)

The notification of appointment, change or discharge of legal representatives such as a person having parental power, guardian or others shall be submitted together with the relevant share certificates, a certified extract from the family register evidencing the appointment, change or discharge, and other similar documents.

Article 20 (Appointment or Change of Representative for Jointly Owned Shares)

Shareholders or beneficial owners owning shares jointly shall appoint one representative for them and submit the relevant share certificates and the written consent of all of such shareholders or beneficial owners. This procedure shall apply in case of a change of such representative.

Article 21 (No Requirement to Submit Share Certificates)

The share certificates shall not be required to be submitted if the share certificates have not been issued in accordance with the procedures set forth in the preceding three Articles, or in case of the notification by a shareholder who has given notice of non-possession of share certificates in accordance with the provisions of Article 14 or the notification for changes of entry in the beneficial owner register.

Article 22 (Representative of a Corporation)

If a shareholder or a beneficial owner is a corporation, notification shall be filed designating one representative for such corporation. In case of a change in the representative, notification thereof shall be filed together with a certified extract from the corporate register.

Article 23 (Special Provisions for Notification of Beneficial Owners)

The notification by the beneficial owners as set forth in this Chapter shall be made through a participant; provided, however, that a change in the registered seal shall not be required to be made through a participant.

CHAPTER 6 REGISTRATION OF LOST SHARE CERTIFICATES

Article 24 (Application for Registration of Lost Share Certificates and Application for Cancellation Thereof)

1.	An application for the registration of lost share certificates shall be submitted together with a document evidencing acquisition of the share certificates, a document evidencing the loss of the share certificates, and an identification document such as a certificate of seal registration and other documents (the “Identification Documents”); provided, however, that in the case of an application for the registration of lost share certificates by a nominee of the share certificates lost, such nominee is not required to submit a document evidencing acquisition of the share certificates nor Identification Documents.

2.	Persons who have applied for the registration of lost share certificates pursuant to the preceding paragraph and who wish to cancel such registration shall submit an application requesting cancellation of such registration.

Article	25 (Application for Objection Against Registration of Lost Share Certificates)

An application for objection against the registration of lost share certificates shall be submitted together with the relevant share certificates and Identification Documents; provided, however, that in the case of an application for objection against the registration of lost share certificates by a nominee of share certificates, such nominee is not required to submit Identification Documents.

[English Translation]

Article 26 (Invalidation of Share Certificates)

Share certificates that have been registered as lost share certificates shall be forfeited after one (1) year from the date immediately following the date on which the registration of lost share certificates is made; provided, however, that this provision shall not apply to an application in accordance with Paragraph 2 of Article 24 or Article 25, or to the cases prescribed in Paragraph 2 of Article 230-7 of the Commercial Code.

Article 27 (Application of Notification)

The provisions of Articles 16 through 23 shall apply mutatis mutandis to the notification of change of entry or record in the lost share certificate register by an applicant who applied for registration of lost share certificates.

CHAPTER 7    REISSUE OF SHARE CERTIFICATES

Article 28 (Reissue of Share Certificates due to Stock Split or Consolidation)

An application for the issuance of new share certificates in connection with a stock split or consolidation shall be submitted together with the relevant share certificates; provided, however, that no request for the issuance of new share certificates in connection with a stock split or consolidation may be made for any share certificates representing Shares Less than One Unit.

Article 29 (Reissue of Lost Share Certificates)

In the case of a request for the issuance of a new share certificate to replace a lost share certificate that has been registered and forfeited, a request form shall be submitted.

Article 30 (Reissue of Share Certificates due to Disfigurement or Mutilation)

In the case of a request for the issuance of new share certificates due to disfigurement or mutilation of existing share certificates, the request form shall be submitted together with the relevant share certificates; provided, however, that if it is difficult to ascertain the genuineness of the share certificates, the procedures provided for in Article 24 shall apply.

CHAPTER 8    PURCHASE OF SHARES LESS THAN ONE UNIT

Article 31 (Purchase of Shares Less than One Unit)

1.	A request to purchase Shares Less than One Unit shall be in writing and submitted together with the relevant share certificates; provided, however, that with respect to Shares Less than One Unit no share certificates shall be required to be submitted if the share certificates have not been issued.

2.	A person requesting the purchase of Shares Less than One Unit may not withdraw such request.

3.	If a beneficial owner makes the request under paragraph 1, such beneficial owner shall submit the written request through its participants and the Center.

Article 32 (Determination of Purchase Price)

The purchase price of the Shares Less than One Unit requested to be purchased shall be the amount calculated by multiplying the amount equivalent to the closing price on the market provided by the Tokyo Stock Exchange on the day on which the purchase request has been received at the place of business or forwarding office of the transfer agent provided for in Article 2 by the number of shares requested to be purchased; provided, however, that if there is no closing price (sale or purchase transaction) on that day or such day falls on the holiday of the Tokyo Stock Exchange, then such purchase price shall be the amount calculated by multiplying the amount equivalent to the price of the first transaction made thereafter by the number of shares requested to be purchased.

[English Translation]

Article 33 (Payment of Purchase Price)

1.	The purchase price of the Shares Less than One Unit requested to be purchased shall be paid to the requesting party on the fourth business day from the day on which the purchase price has been determined and such request has been received by the business office provided for in Article 2; provided, however, that the purchase price of the shares which the request for such purchase is accepted at the forwarding offices provided for in Article 2 shall be paid to the requesting party on the seventh business day from the day on which the purchase price has been determined and such request has been received by the forwarding offices.

2.	Notwithstanding the provisions of the preceding paragraph, if the purchase price includes dividends (including interim dividends; the same shall apply hereinafter), stock splits or stock purchase warrants (including the rights to subscribe for bonds with stock purchase warrants; the same shall apply hereinafter), the purchase price shall be paid not later than the record date or allocation date. If the purchase price does not include any of the above, the purchase price shall be paid on or after the date immediately following the record date or allocation date.

3.	In addition to the preceding two paragraphs, the Company may pay actual fees and costs, such as remittance fees, incurred from such payment out of any amount remaining after deduction from such price.

Article 34 (Transfer of Title to Shares Purchased)

Title to the shares requested to be purchased shall pass to the Company on the day on which the procedure for payment of the purchased price set forth in Article 33 has been completed.

CHAPTER 9    FEES

Article 35 (Fees)

The fees for the handling of shares of the Company shall be free of charge except for the following:

Application for the registration of lost share certificates under Article 24

JPY10,000 per application

JPY500 per lost share certificate

SUPPLEMENTARY PROVISIONS

These Regulations shall be effective on May 30, 1967.

Amended May 30, 1975

Amended December 3, 1979

Amended October 1, 1982

Amended March 24, 1992

Amended August 1, 1994

Amended October 1, 1994

Amended April 1, 2000

Amended January 15, 2002

Amended August 1, 2002

Amended April 1, 2003